Exhibit 4.2

DESCRIPTION OF VIVOSIM LABS, INC.’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of the common stock, par value $0.001 per share, of VivoSim Labs, Inc. (“us,” “our,” “we,” or the “Company”), which is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), summarizes certain information regarding the common stock in our certificate of incorporation, as amended (the “Certificate of Incorporation”), our bylaws, as amended (the “Bylaws”), and applicable provisions of General Corporation Law of the State of Delaware (the “DGCL”), and is qualified by reference to our certificate of incorporation, our certificate of amendment of certificate of incorporation, our second certificate of amendment of certificate of incorporation, our third certificate of amendment of certificate of incorporation, our fourth certificate of amendment of certificate of incorporation and our Bylaws, which are incorporated by reference as Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6, respectively, to the Annual Report on Form 10-K for the fiscal year ending March 31, 2025.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share and 25,000,000 shares of preferred stock, par value $0.001 per share.

General

As of March 31, 2025, our Certificate of Incorporation, authorizes us to issue up to (i) 200,000,000 shares of common stock, par value $0.001 per share, and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share.

On August 18, 2020, we effected a 1-for-20 reverse stock split of our outstanding common stock. As a result of the reverse stock split, every twenty (20) shares of our pre-reverse split common stock were combined and reclassified into one (1) share of common stock. The reverse stock split had no effect on the number of authorized shares of common or preferred stock, or on the stated par value per share of our common stock.

On March 21, 2025, we effected a 1-for-12 reverse stock split of our outstanding common stock. As a result of the reverse stock split, every twelve (12) shares of our pre-reverse split common stock were combined and reclassified into one (1) share of common stock. The reverse stock split had no effect on the number of authorized shares of common or preferred stock, or on the stated par value per share of our common stock.

The following is a summary of the material provisions of the common stock and preferred stock provided for in our Certificate of Incorporation and Bylaws. For additional detail about our capital stock, please refer to our Certificate of Incorporation and Bylaws.

Common Stock

Our common stock is listed on the Nasdaq Capital Market under the symbol “VIVS”.

Voting. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote, except matters that relate only to a series of our preferred stock.

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to the Certificate of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. The common stock holders will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available. Upon our liquidation, dissolution or winding up, the common stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Dividends. Subject to limitations under Delaware law and preferences that may apply to any then-outstanding shares of preferred stock, holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available therefor.

Dividends, if any, will be contingent upon our revenues and earnings, if any, and capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors. We presently intend to retain all earnings, if any, and accordingly our board of directors does not anticipate declaring any dividends prior to a business combination.

Liquidation. In the event of a liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and after providing for each class of stock, if any, having preference over the common stock, subject to the liquidation preference of any then outstanding shares of preferred stock.

Miscellaneous. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. There are no restrictions presently on the repurchase or redemption of any shares of our preferred stock.

The issuance of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

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restricting dividends on the common stock;
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diluting the voting power of the common stock;
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impairing the liquidation rights of the common stock; or
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delaying or preventing changes in control or management of our company.

We have no present plans to issue any shares of preferred stock nor are any shares of our preferred stock presently outstanding.

Warrants

As of March 31, 2025, the Company had outstanding warrants to purchase an aggregate of 539,060 shares of common stock with an exercise price of $9.60 per share, all of which are currently exercisable (subject to certain beneficial ownership requirements) and expire on May 13, 2029.

All of the outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, the warrants contain a “cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to the Company under certain circumstances. The warrants also contain provisions that provide certain rights to warrant holders in the event of a fundamental transaction, including a merger or consolidation with or into another entity, such as:

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the right to receive the same amount and kind of consideration paid to the holders of common stock in the fundamental transaction;
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the right to require the Company or a successor entity to purchase the unexercised portion of certain warrants at the warrant’s respective fair value using the Black-Scholes option pricing formula; or
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the right to require the Company or a successor entity to redeem the unexercised portion of certain warrants for the same consideration paid to holders of common stock in the fundamental transaction at the warrant’s respective fair value using the Black-Scholes option pricing formula.

Effect of Certain Provisions of our Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and our Bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Classified Board. Our Certificate of Incorporation and our Bylaws provide that our board of directors is divided into three classes, consisting of two Class I directors, two Class II directors and two Class III directors. The directors designated as Class I directors have a term expiring at our annual meeting of stockholders in 2027. The directors designated as Class II directors have a term expiring at our annual meeting of stockholders in 2025, and the directors designated as a Class III directors have a term expiring at our annual meeting of stockholders in 2026. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Under the classified board provisions, it will take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Undesignated preferred stock. The authority of our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making it more difficult or more costly to obtain control of our company. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Advanced Notice Requirement. Stockholder nominations of individuals for election to our board of directors and stockholder proposals of other matters to be brought before an annual meeting of our stockholders must comply with the advance notice procedures set forth in our Bylaws. Generally, to be timely, such notice must be received at our principal executive offices no later than the date specified in our proxy statement released to stockholders in connection with the preceding year’s annual meeting of stockholders, which date shall be not earlier than the 75th day, nor later than the close of business on the 45th day, prior to the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting and the stockholder must have complied in all respects with the requirements of Section 14 of the Exchange Act, including, without limitation, the requirements of Rule 14a-19 under the Exchange Act.

Special Meeting Requirements. Our Bylaws provide that special meetings of our stockholders may only be called at the request of a majority of the authorized number of members of the board of directors, chairperson of the board of directors, chief executive officer, president or secretary. Only such business shall be considered at a special meeting as shall have been stated in the notice for such meeting.

No Stockholder Action by Written Consent Except with Prior Board Approval. Our Certificate of Incorporation and Bylaws provide that no action shall be taken by our stockholders except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by our stockholders by written consent, except if the action to be effected by written consent and the taking of such action by written consent is approved in advance by resolution of the board of directors.

No Cumulative Voting. Our Certificate of Incorporation does not include a provision for cumulative voting for directors.

Removal of Directors. Our Certificate of Incorporation and Bylaws provide that the holders of our voting stock may only remove our directors for cause.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Size of Board and Vacancies. Our Bylaws provide that the number of directors on our board of directors is fixed exclusively by our board of directors. Vacancies and newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office, although less than a quorum, or by a sole remaining director.

Indemnification. Our Certificate of Incorporation and our Bylaws provide that we will indemnify our officers and directors against losses as they incur in investigations and legal proceedings resulting from their services to us, which may include service in connection with takeover defense measures.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of either the assets or outstanding stock of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The provisions of the DGCL, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.